Exhibit 99.1

N E W S    R E L E A S E

Contact:	Robert C. Weiner
Vice President, Investor Relations
904-332-3287

PSS WORLD MEDICAL REPORTS RESULTS

FOR FISCAL 2008 FIRST QUARTER

Fiscal 2008 First Quarter Highlights:

•	Consolidated net sales growth of 6.2%

¡	Physician Business net sales growth of 7.7%

¡	Elder Care Business net sales increased by 3.1%

•	Consolidated operating income of $14.5 million

¡	Physician Business operating margin of 6.0%

¡	Elder Care Business operating margin of 3.5%

•	Consolidated cash flow from operations of $19.4 million

Jacksonville, Florida (July 25, 2007) – PSS World Medical, Inc. (NASDAQ GS:PSSI) announced today its results for the fiscal 2008 first quarter ended June 29, 2007.

Net sales for the three months ended June 29, 2007, were $438.9 million, an increase of 6.2%, compared with net sales of $413.1 million for the three months ended June 30, 2006. Net sales for the three months ended June 29, 2007, for the Physician Business increased by 7.7%, while net sales for the Elder Care Business increased by 3.1%. Income from operations for the three months ended June 29, 2007 was $14.5 million compared with income from operations for the three months ended June 30, 2006, of $18.7 million. Net income for the three months ended June 29, 2007 was $8.7 million, or $0.13 per diluted share, compared with net income for the three months ended June 30, 2006, of $11.0 million, or $0.16 per diluted share.

The Company noted that the first quarter operating income was negatively impacted by the following: costs associated with new state pedigree laws, particularly within the state of Florida, for the sale and distribution of pharmaceutical products ($2.7 million); costs associated with integration of a recently acquired company ($0.7 million); sales training and marketing program costs to launch a new product category in its Physician Business ($1.2 million); lower than expected equipment sales in its Physician Business, primarily resulting from lost selling time used for program launch and training ($0.5 million). The Company’s revised goal for fiscal year 2008 consolidated GAAP diluted earnings per share is a range of $0.81 to $0.85.

David A. Smith, Chairman and Chief Executive Officer, commented, “This first quarter set back has challenged and energized the determination of our officer team to execute our plans for the next three quarters of the year. Our field teams are very pleased and excited by the new programs and products we have invested in for their future growth. We have good momentum in the business, a solid plan, and are attractively positioned for future strategic growth.”

-MORE-

PSSI Reports Results For Fiscal 2008 First Quarter

July 25, 2007

David M. Bronson, Executive Vice President and Chief Financial Officer, commented, “The costs we recognized in this first quarter tended to mask some otherwise very good performance. Other than the shortfall in equipment revenue, traction in our key marketing strategies was very strong with good revenue growth in Select™, pharmaceuticals, and home care. Continued focus on working capital generated operating cash flow that exceeded our expectations. Our operating and shared service teams are focused on building on that momentum to meet our earnings targets for the remainder of the fiscal year.”

The Company has today filed an SEC Form 8-K including a copy of this press release and its related Fiscal 2008 First Quarter Financial Workbook, which contains GAAP and non-GAAP financial measures, and is available on the Company’s website, www.pssworldmedical.com.

A listen-only simulcast as well as a 90-day online replay of PSS World Medical’s fiscal 2008 first quarter conference call can be found in the Investor Relations/Financial Information sections of the Company’s websites, www.pssworldmedical.com or www.pssd.com, respectively, under the heading “Events and Presentations,” or at www.opencompany.info, on July 26, 2007, beginning at 8:30 a.m. Eastern time.

PSS World Medical, Inc. is a national distributor of medical products to physicians and elder care providers through its two business units. Since its inception in 1983, PSS has become a leader in the two market segments that it serves with a focused market approach to customer services, a consultative sales force, strategic acquisitions, strong arrangements with product manufacturers and a unique culture of performance.

Additional financial information pertaining to PSS World Medical financial results may be found by visiting the Investor Relations/Financial Information sections of the Company’s websites, www.pssworldmedical.com or www.pssd.com, respectively, under the heading “Events and Presentations.” If you should need assistance accessing the information, please call Investor Relations at 904-332-3000.

All statements in this release that are not historical facts, including, but not limited to, statements regarding anticipated growth in revenue, gross and operating margins, and earnings, statements regarding the Company’s current business strategy, the Company’s ability to complete and integrate acquired businesses and generate acceptable rates of return, the Company’s projected sources and uses of cash, and the Company’s plans for future development and operations, are based upon current expectations. Specifically, forward-looking statements in this Press Release include, without limitation, the Company’s expected results in GAAP EPS, revenue, operating incomes and operating margins for continuing operations for both the consolidated company and for each of its businesses in fiscal year 2008; the expected operational cash flow in fiscal year 2008; the ability to sustain revenue growth and expected growth rates of the marketing programs in its Physician and Elder Care Businesses; the Company’s decision to not participate in the sale of flu vaccine in fiscal year 2008; expected pharmaceutical product sales in Florida and all other of the 50 U.S. states in fiscal year 2008; expected sales growth from revenues derived from home care, hospice and assisted living customers; expected efficiency, customer acceptance and profitability derived from the Company’s global product sourcing strategy; expected revenue, income and profitability derived from the Company’s strategy to invest and participate in the marketing and sales of healthcare information technology products and services (HCIT); the expectation for acquired assets to meet performance, integration, revenue and profitability assumptions and targets; as well as other expectations of growth and financial and operational performance. These statements are forward-looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause results to differ materially are the following: pricing and customer credit quality pressures; the loss of any of our distributorship agreements and our reliance on relationships with our suppliers and vendors; our reliance on a limited number of chain business elder care customers; the availability of sufficient capital to finance the Company’s business plans on terms satisfactory to the Company; lower revenue and earnings that may result from competition; the ability of the Company to adequately defend or reach a settlement on outstanding litigation matters and investigations involving the Company or its management; changes in labor, equipment and capital costs; changes in legislation and regulations affecting the Company’s business, such as the Medicare cliffs, changes in malpractice insurance rates and tort reform; future acquisitions or strategic partnerships; general business, competitive and economic factors and conditions; and other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Many of these factors are outside the control of the Company. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company also wishes to caution readers that it undertakes no duty or is under no obligation to update or revise any forward-looking statements.

-MORE-

PSSI Reports Results For Fiscal 2008 First Quarter

July 25, 2007

PSS WORLD MEDICAL, INC.

Unaudited Condensed Consolidated Statements of Operations

(In millions, except per share and share data)

	Three Months Ended
	June 29, 2007	June 30, 2006
Net sales	$438.9	$413.1
Cost of goods sold	311.2	293.2

Gross profit	127.7	119.9
General and administrative expenses	83.6	73.7
Selling expenses	29.6	27.5

Income from operations	14.5	18.7

Other (expense) income:
Interest expense	(1.4)	(1.4)
Interest and investment income	0.5	0.1
Other income	0.6	0.5

Other expense	(0.3)	(0.8)

Income before provision for income taxes	14.2	17.9
Provision for income taxes	5.5	6.9

Net income	$8.7	$11.0

Earnings per share – basic	$0.13	$0.16

Earnings per share – diluted	$0.13	$0.16

Weighted average shares (in thousands):
Basic	66,793	67,310
Diluted	68,765	68,947

-MORE-

PSSI Reports Results For Fiscal 2008 First Quarter

July 25, 2007

PSS WORLD MEDICAL, INC.

Condensed Consolidated Balance Sheets

(In millions, except per share and share data)

	June 29, 2007	March 30, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$24.0	$46.7
Accounts receivable, net	222.7	222.8
Inventories	187.5	174.1
Deferred tax assets, net	9.0	8.8
Prepaid expenses and other	34.2	34.4

Total current assets	477.4	486.8
Property and equipment, net	89.3	88.6
Other Assets:
Goodwill and intangibles, net	141.3	137.1
Other	98.4	62.5

Total assets	$806.4	$775.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$144.6	$131.3
Accrued expenses	33.1	37.2
Current portion of long-term debt	2.1	2.2
Other current liabilities	15.3	11.5

Total current liabilities	195.1	182.2
Long-term debt, excluding current portion	150.5	150.7
Other noncurrent liabilities	70.4	61.2

Total liabilities	416.0	394.1

Shareholders’ Equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; 150,000,000 shares authorized, 67,329,723 and 67,179,475 shares issued and outstanding at June 29, 2007, and March 30, 2007, respectively	0.7	0.7
Additional paid-in capital	301.1	300.0
Retained earnings	88.6	80.2

Total shareholders’ equity	390.4	380.9

Total liabilities and shareholders’ equity	$806.4	$775.0

-MORE-

PSSI Reports Results For Fiscal 2008 First Quarter

July 25, 2007

PSS WORLD MEDICAL, INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(In millions)

	Three Months Ended
	June 29, 2007	June 30, 2006
Cash Flows From Operating Activities:
Net income	$8.7	$11.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4.6	4.1
Provision for deferred income taxes	0.2	4.4
Amortization of intangible assets	1.5	1.5
Provision for doubtful accounts	1.0	0.1
Noncash compensation expense	0.7	0.3
Amortization of debt issuance costs	0.3	0.4
Provision for deferred compensation	1.3	0.4
Changes in operating assets and liabilities, net of effects from business combination:
Accounts receivable, net	2.0	2.6
Inventories	(11.3)	2.8
Prepaid expenses and other current assets	0.8	(4.6)
Other assets	(7.0)	(0.2)
Accounts payable	8.5	(16.8)
Accrued expenses and other liabilities	8.0	(2.0)

Net cash provided by operating activities	19.3	4.0

Cash Flows From Investing Activities:
Payments for business combinations, net of cash acquired	(14.8)	(0.1)
Payments for investment in preferred stock	(22.5)	—
Capital expenditures	(4.9)	(4.6)
Payments for non-solicitation agreements	—	(0.5)
Payments for signing bonuses	(0.1)	—

Net cash used in investing activities	(42.3)	(5.2)

Cash Flows From Financing Activities:
Proceeds from exercise of options	0.4	2.5
Excess tax benefits from share-based compensation agreements	0.1	1.2
Payments under capital lease obligations	(0.2)	(0.1)
Other	—	1.5

Net cash provided by financing activities	0.3	5.1

Net increase in cash and cash equivalents	(22.7)	3.9
Cash and cash equivalents, beginning of period	46.7	23.9

Cash and cash equivalents, end of period	$24.0	$27.8

-END-